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                                                                    EXHIBIT 99.1

                                                  For more information, contact:
                                                                    Kristen Lark
                                                                    214.220.2484
                                                              klark@goodguys.com


             GOOD GUYS NAMES BEST BUY'S KENNETH R. WELLER PRESIDENT
       INDUSTRY VETERAN RETURNS TO GOOD GUYS TO FORTIFY SALES RESURGENCE,
                          MAXIMIZE GROWTH OPPORTUNITIES

         SAN FRANCISCO - August 16, 2000 - Good Guys (Nasdaq: GGUY), the nation's second-largest specialty retailer of consumer entertainment electronics, today announced that Kenneth R. Weller has been named to the newly created position of president to help Good Guys maximize the expanding growth opportunities in digital and high-tech entertainment electronics and lead the company's efforts to boost sales and rapidly expand its market share. Weller will also serve on the board of directors, filling a previously vacant seat on the nine-member board.

         Weller, 52, most recently served as Best Buy's senior vice president of sales after spending more than 11 years at Good Guys, where he was vice president of sales from 1986 to 1993. As president, Weller initially will be responsible for all aspects of sales and customer service as well as operations, human resources, real estate and management information systems. He will report to founder, Chairman and Chief Executive Officer Ronald A. Unkefer, who will continue in his current role and oversee corporate functions, including merchandising, advertising and finance, as well as the implementation of the company's overall business strategy.

         "The return home of Ken Weller will further strengthen Good Guys' value proposition to early adopters and tech-savvy consumers of entertainment electronics who demand a superior level of service and a distinctive product selection," said Unkefer. "With Ken's proven leadership, I firmly believe that Good Guys can accelerate our long-term growth by super-serving the needs of our customers, embarking on new and innovative opportunities to capitalize on the growing adoption of digital technologies and building the most knowledgeable and effective sales force in the industry."

         Weller began his career in 1982 as a sales associate at Good Guys' Concord store, rising to the position of vice president of sales in 1986 after holding various store management
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positions. Weller is largely credited with the massive growth Good Guys experienced during his seven years at the helm of the sales organization. Under his leadership, sales grew more than 500 percent and the store base expanded from 11 stores to 45 stores. Since 1993, Weller has led Best Buy's expansion throughout the western United States, opening more than 60 stores in seven years, and has been responsible for half of all Best Buy's retail sales.

         "With Good Guys' tremendous buying power, well-established brand recognition and highly trained sales force, the company offers customers an exceptional blend of broad product selection and customer service at extremely competitive prices that is unrivaled by the national chains and local specialty stores," said Weller. "I look forward to returning to Good Guys and working with the stellar team that has been assembled to build a world-class sales organization and better serve the niche market Good Guys has created for discerning customers of mid to high-end consumer entertainment electronics."

         Good Guys is a leading specialty retailer of consumer entertainment electronics, offering a distinctive selection of fully featured digital and high-tech products from more than 100 of the world's most respected manufacturers. Founded in 1973, Good Guys currently operates 79 stores in California, Nevada, Oregon and Washington. For more information, visit www.goodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to the successful implementation of the Company's current restructuring program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix, and economic conditions.


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